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                                                                   EXHIBIT 10.38

                          LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT ("Agreement") is dated as of September 13, 1996 by and between DVI Business Credit Corporation, a Delaware corporation ("Lender"), and National Diagnostics, Inc., a Florida corporation, Brandon Diagnostic Center, Ltd., a Florida Limited Partnership, National Diagnostics/Riverside, Inc., a Florida corporation, National Diagnostics/Orange Park, Inc., a Florida corporation, and Sunpoint Diagnostic Center, Inc., a Florida corporation ("collectively and individually referred to as "Borrower").

                                   SECTION 1

                                  DEFINITIONS

     SECTION 1.1. SPECIFIC DEFINITIONS.  The following definitions shall apply:

     (a) "Account Debtors" shall mean Borrower's customers and all other persons who are obligated or indebted to Borrower in any manner, whether directly or indirectly, primarily or secondarily, contingently or otherwise, with respect to Accounts.

     (b) "Accounts" shall mean all accounts, accounts receivable, monies and debt obligations in any form owing to Borrower (whether arising in connection with contracts, contract rights, instruments, general intangibles or chattel paper) arising out of the rendition of services by Borrower whether or not earned by performance; all deposit accounts, credit insurance, guaranties, letters of credit, advises of credit and other security for any of the above; Borrower's Books relating to any of the foregoing.

     (c) "Advance" shall mean an advance of loan proceeds constituting all or a part of the Loan.

     (d) "Borrower's Books" shall mean all of Borrower's books and records including but not limited to: minute books, ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities and the Accounts; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs and other computer-prepared information and the equipment containing such information; provided, however, that confidential patient records shall not be included therein, except to the extent otherwise provided by law.

     (e) "Prime Rate" shall mean the rate of interest announced publicly by Bank of America from time to time as its prime rate.

     (f) "Borrowing Base" shall mean, on the date of determination thereof, an amount equal to the sum of eighty percent (80%) of the Net Collectible Value for each type of Eligible Account; provided, however, that workers compensation lien and personal injury claims may never exceed twenty percent (20%) of the Borrowing Base.

     (g) "Closing Date" shall mean the date of the first Advance of the Loan.

     (h) "Collateral" shall have the meaning specified in Section 3.1 hereof.

     (i) "Commitment Amount" shall have the meaning set forth in Section 2.1.

     (j) "Distribution" shall mean, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security, (i) the retirement, redemption, purchase or other acquisition, directly or indirectly, for value by the issuer of any such security, except to the extent that the consideration therefor consists of shares of stock, (ii) the declaration or (without duplication) payment of any dividend in cash, directly or indirectly, on or with respect to any such security, (iii) any investment in the holder of five percent (5%) or more of any such security if a purpose of such investment is to avoid characterization of the transaction as a Distribution, and (iv) any other cash payment constituting a distribution under applicable laws with respect to such security.

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